Exhibit 10.4

AMENDMENT TO

HIGHWOODS PROPERTIES, INC.

AMENDED AND RESTATED 1994 STOCK OPTION PLAN

Highwoods Properties, Inc. (the “Company”) adopted the Highwoods Properties, Inc. Amended and Restated 1994 Stock Option Plan (the “Plan”) to encourage and enable the officers, employees and directors of the Company and its subsidiaries, upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business, to acquire a proprietary interest in the Company, thereby assuring a closer identification of their interests with those of the Company, and stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. Section 11 of the Plan provides that the Board may amend the Plan at any time.

The Board desires to amend the Plan as follows to comply with the requirements of Section 409A of the Code, effective January 1, 2009. Terms not defined in this Amendment shall have the same meaning as in the Plan.

SECTION 1. Effective for grants occurring on or after January 1, 2009, Section 5(a)(i) of the Plan shall be replaced in its entirety with the following:

“Exercise Price. The exercise price per share for the Shares covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Committee at the time of grant but shall not be less than 100% of Fair Market Value on the date of grant. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option shall not be less than 110% of Fair Market Value on the grant date.”

SECTION 2. Section 8 of the Plan shall be replaced in its entirety with the following:

“The Committee may from time to time grant Phantom Stock Awards to any participant under the Plan. Each Phantom Stock Award shall be evidenced by a written instrument, and shall be subject to such terms and conditions as the Committee may determine. Subject to such terms and conditions as may be established by the Committee in accordance with Section 409A, the participant and/or Committee may select the date or event as of which any Phantom Stock Award or portion thereof may be exercised. The participant shall be entitled to receive payment, in the form, in the manner and at the time specified in or pursuant to the award agreement, of an amount equal to the Fair Market Value at the date of exercise of the Shares as to which the Phantom Stock is awarded. Such payments may be made in cash, in Shares valued at Fair Market Value as of the date of exercise, or in any combination thereof, as the Committee in its discretion shall determine.”

SECTION 3. Except as modified herein, all other provisions of the Plan remain in full force and effect.